Exhibit 1.2

(Translation)

REGULATIONS OF THE BOARD OF DIRECTORS

ADVANTEST CORPORATION

REGULATIONS OF THE BOARD OF DIRECTORS

Article 1.    (Purpose)

Except as otherwise provided for by laws and ordinances or the Articles of Incorporation, any matters related to the Board of Directors of Advantest Corporation (the “Company”) shall be governed by these regulations of the Board of Directors (the “Regulations”).

Article 2.    (Responsibilities)

The Board of Directors shall, in addition to making decisions on significant matters concerning the execution of business and basic management policies, including the Internal Control System, oversee the execution of duties of the Representative Director.

Article 3.    (Convocation)

The Ordinary Meeting of the Board of Directors shall be held once a month in principle, and the Extraordinary Meeting of the Board of Directors shall be held at any time whenever necessary.

Article 4.    (Place)

The meeting of the Board of Directors shall be held at the head office of the Company; provided, however, that the place of the meeting may be changed whenever necessary.

Article 5.    (Convener and Chairperson)

1.	The Chairperson of the Board shall convene and act as the chairperson of the meeting of the Board of Directors. Should the position of Chairperson of the Board be vacant or the Chairperson is unable to act, another director shall take his/her place in accordance with an order of priority previously determined by the Board of Directors.

2.	Notwithstanding the provisions of the preceding paragraph, an Audit and Supervisory Committee member selected by the Audit and Supervisory Committee may convene the meeting of the Board of Directors.

Article 6.    (Request for Convocation)

A director may, by submitting a matter to be discussed at a meeting of the Board of Directors to the Convener stipulated in paragraph 1 of the preceding Article, request that a meeting of the Board of Directors be convened.

Article 7.    (Procedure for Convocation)

1.	Notice for convocation of the meeting of the Board of Directors shall be dispatched to each director at least three (3) days prior to the date set for the meeting; provided, however, that such period may be shortened if the convocation is urgently required.

2.	If the consent of all directors is obtained, the meeting of the Board of Directors may be held without taking the procedure for convocation.

Article 8.    (Matters to be Resolved)

1.	Matters which are required to be resolved by the Board of Directors are stipulated in the annex hereto.

Article 9.    (Method of Adopting Resolutions)

1.	Resolutions of the Board of Directors shall be adopted by a majority vote of the directors present at a meeting at which a majority of directors who are entitled to participate in the resolution are present. In the event of a tie, the chairperson of the meeting may defer the resolution and submit the same proposal again at the following meeting of the Board of Directors.

2.	Any director having a special interest in the matter to be resolved may not exercise his or her voting rights.

Article 10.    (Omission of Resolutions)

Where the Chairperson submits a resolution in respect of a matter that is subject to a resolution by the Board of Directors, if all directors (limited to those directors who are entitled to participate in resolving such matter) consent to such resolution in writing or electronically, such resolution shall be deemed approved by the Board of Directors.

Article 11.    (Matters to be Reported)

1.	The Representative Director or director executing business operations shall report to the Board of Directors on the status of execution of his/her duties.

2.	The Representative Director may, where it is deemed necessary in a report pursuant to the previous paragraph, cause another person responsible for the execution of the relevant business to report on the status of such matter.

3.	Any director who intends to engage in i) transactions which will compete with the business of the Company or ii) transactions with the Company shall disclose material facts to and obtain approvals from the Board of Directors, and shall report material facts concerning the transactions to the Board of Directors without delay after the completion thereof.

4.	Matters which are required to be reported to the Board of Directors are stipulated in the annex hereto.

Article 12.    (Appointment and Dismissal of Executive Officers)

1.	The Board of Directors may appoint executive officers and assign the performance of operations of business of the Company to them.

2.	The Board of Directors may appoint, from the executive officers, one (1) person for the office of President of Executive Officers, and several persons each for the offices of Vice-President of Executive Officers, Senior Executive Officer and Managing Executive Officer by its resolution.

3.	Basic matters such as the appointment, authority, duties, retirement of executive officers, etc. shall be separately determined by the Regulations of Executive Officers.

Article 13.    (Attendance of Related Persons)

If the Chairperson deems it necessary for deliberation at a meeting of the Board of Directors, he or she may have any executive officer responsible for business related to any of the proposals and/or other persons he or she deems appropriate to attend the meeting and express his or her opinions and/or provide explanations.

Article 14.    (Minutes)

1.	The substance of the proceedings of the meeting of the Board of Directors, the results and other matters provided for in relevant laws and regulations shall be recorded in the minutes and the directors present at the meeting shall affix their names and seals thereto or put their electronic signatures thereon.

2.	The minutes shall be kept at the head office of the Company for a period of ten (10) years.

Article 15.    (Notification to Directors Not Present)

Directors who were not present at a meeting of the Board of Directors shall be notified of the substance of the proceedings and the results thereof.

Article 16.    (Amendment)

Any amendment to these Regulations shall be made by a resolution of the Board of Directors.

SUPPLEMENTARY PROVISION

1.	Amended and Enacted	October 1, 1990.
2.	Amended and Enacted	April 1, 1992
3.	Amended and Enacted	May 1, 1998;
4.	Amended and Enacted	June 28, 2001;
5.	Amended and Enacted	June 27, 2002;
6.	Amended and Enacted	June 27, 2003;
7.	Amended and Enacted	May 1, 2006;
8.	Amended and Enacted	June 27, 2006
9.	Amended and Enacted	January 1, 2008
10.	Amended and Enacted	October 27, 2011
11.	Amended and Enacted	May 1, 2012; and
12.	Amended and Enacted	November 1, 2014
13.	Amended June 19, 2015 and Enacted June 24, 2015

ANNEX

MATTERS TO BE RESOLVED

1. Matters provided for by laws and ordinances or the Articles of Incorporation:

(1)	Convocation of the General Meeting of Shareholders and proposals to be referred thereto (Article 298 of the Companies Act (“CA”), CA399-13);

(2)	Determination and the order of directors to act as the Convener and the Chairperson at the General Meeting of Shareholders (Article 14 of the Articles of Incorporation (“AI”));

(3)	Establishment and amendment of the Regulations of Board of Directors (AI25);

(4)	Designation of the convener of the Board of Directors meeting (CA366, CA399-13);

(5)	Decision of the basic management policy (CA399-13);

(6)	Development of the Internal Control System (CA399-13);

(7)	Decision of the matters prescribed by the applicable Ordinance of the Ministry of Justice as those necessary for the execution of the duties of the Audit and Supervisory Committee (CA399-13);

(8)	Appointment or dismissal of the Representative Director or directors with titles (CA399-13, AI22);

(9)	The amount of remuneration, among others, and time of payment of remuneration to directors (excluding directors who are Audit and Supervisory Committee members) upon resolution of the General Meeting of Shareholders (AI27);

(10)	Approval of the transactions by directors which will compete with the business of the Company and the transactions between directors and the Company (CA365, CA399-13);

(11)	Exemption of directors’ liabilities under the Articles of Incorporation (CA399-13);

(12)	Appointment or dismissal of a Counselor or an Advisor (AI29);

(13)	Approval of accounting documents, business reports and annexed specifications thereof (CA399-13, CA436);

(14)	Matters concerning distribution of surplus and related matters (CA459);

(15)	Establishment of a record date (AI11);

(16)	Matters concerning a share split and amendment to the Articles of Incorporation with respect to an increase of the total number of issuable shares corresponding to such share split (CA183, CA184);

(17)	Allotment of shares without consideration (CA186);

(18)	Acquisition of treasury shares pursuant to provisions of the Articles of Incorporation (CA165, CA399-13);

(19)	Retirement of treasury shares of the Company (CA178);

(20)	Matters concerning the issuance of offering of shares (CA201);

(21)	Decrease of the number of shares constituting one unit of shares or abolishment of the provisions which define such number (CA195);

(22)	Matters concerning the issuance of bonds, stock acquisition rights and bonds with stock acquisition rights (CA240, CA399-13);

(23)	Sale of shares owned by shareholders with unknown addresses (CA197);

(24)	Establishment and amendment of the Share Handling Regulations (AI9);

(25)	Appointment of the share registration agent and its handling office (AI10);

(26)	Designation of a person to represent the Company in case where a complaint arises between the Company and Audit and Supervisory Committee members (CA399-7, CA399-13);

(27)	Decision on the contents of an agreement regarding business transfer, etc., merger, absorption-type company split, incorporation-type company split or share exchange (excluding those which do not require approval by resolution at the shareholders meeting of the Company), or the contents of share transfer plan (CA399-13);

(28)	Any and all other significant matters under the laws and ordinances or the Articles of Incorporation.

2. Important Execution of Business	Threshold for approval

(1) Matters concerning budgets and settlement of accounts;	• budget for the first and second half of the fiscal year, financial statements for the fiscal year, interim period and quarterly period, etc.

(2) Matters concerning material contracts, business alliances or lawsuits;

(3) Matters concerning other important execution of business.

3. Disposal or Acquisition of Important Assets and Loans of Large Amount

(1) Establishment, merger, transfer, dissolution, liquidation, capital increase or capital decrease of affiliate or joint venture;	All;

(2) Acquisition or sale of businesses;	All;

(3) Capital subscription or investment, and their disposition;	One hundred million yen (¥100,000,000) or more per each;

(4) Acquisition, sale or lease of tangible fixed assets or intangible fixed assets;	Three hundred million yen (¥300,000,000) or more per each;

(5) Disposal of tangible fixed assets, intangible fixed assets or inventory;	One hundred million yen (¥100,000,000) or more per each;

(6) Loans and borrowings;	Three hundred million yen (¥300,000,000) or more per each;

(7) Leases;	Five million yen (¥5,000,000) or more per month per each;

(8) Creation of security;	One hundred million yen (¥100,000,000) or more per each;

(9) Guarantee of liabilities;	Thirty million yen (¥30,000,000) or more per each;

(10) Depreciation or waiver of credit; and	Thirty million yen (¥30,000,000) or more per each; and

(11) Donation.	Thirty million yen (¥30,000,000) or more per each.

(note) These items also cover subsidiaries. However, other than (1), these items do not apply to matters within the Advantest group.

4. Important corporate organization and personnel matters

(1) Amendment to corporate organization;	• Groups or Divisions (only in the case where there are no upper Groups).

(2) Appointment or dismissal of executive officers, or amount of remuneration and time of payment of remuneration thereto;

(3) Personnel changes; and	• Assignment of business responsibilities to directors and corporate executive officers, or personnel changes of representative directors of important affiliates.

(4) Appointment of directors or corporate executive officers to an affiliate, other companies or outside organization, or changes thereof.

(note) Notwithstanding Article 16 of these Regulations, resolution by the Board of Directors is not required for changes in references to article numbers of the Companies Act or Articles of Incorporation in this Annex if the changes relate to an amendment of the Companies Act or Articles of Incorporation.

MATTERS TO BE REPORTED

1. Monthly settlement of accounts (excluding those months in which the fiscal, interim or quarterly settlement of accounts are subject to resolution)

2. Matters subject to the resolution of the Board of Managing Executive Officers which are considered material by the Representative Director

3. Matters which will have a material impact on the management of the Company

4. Matters stipulated in Article 11, Paragraph 3 of the Regulations of the Board of Directors (competitive transactions and conflict of interest transactions)

5. Other matters in respect of which the Chairperson requests a report